Exhibit 99.1

LEXICON PHARMACEUTICALS PROVIDES CLINICAL PIPELINE UPDATE AND
REPORTS 2013 THIRD QUARTER FINANCIAL RESULTS

Conference Call and Webcast at 11:00 a.m. Eastern Time

The Woodlands, Texas, November 12, 2013 - Lexicon Pharmaceuticals, Inc. (Nasdaq: LXRX), a biopharmaceutical company focused on discovering and developing breakthrough treatments for human disease, today updated its drug development progress and reported financial results for the three and nine months ended September 30, 2013.

“We have continued to make significant progress in the advancement of our clinical pipeline, highlighted by our announcement of positive top-line results from a phase 2 study of LX4211 in patients with type 2 diabetes and moderate to severe renal impairment”, said Dr. Arthur T. Sands, president and chief executive officer of Lexicon.

Progress in Clinical Pipeline

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LX4211: LX4211 is a dual inhibitor of sodium-glucose transporters 1 and 2 (SGLT1 and SGLT2). SGLT1 is primarily responsible for glucose absorption in the gastrointestinal tract and SGLT2 is responsible for most of the glucose reabsorption performed by the kidney. Lexicon announced positive top-line results from a phase 2 study of LX4211 in patients with type 2 diabetes and moderate to severe renal impairment, and is proceeding with preparations for the initiation of Phase 3 clinical trials of LX4211 in type 2 diabetes. Lexicon also continues to enroll patients in a phase 2 trial of LX4211 in type 1 diabetes.

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Telotristat etiprate (LX1032): Telotristat etiprate is an inhibitor of tryptophan hydroxylase that reduces peripheral serotonin production without affecting brain serotonin levels. Lexicon announced top-line results from a pilot study of telotristat etiprate in patients with mild to moderate ulcerative colitis, and plans to maintain focus on its ongoing Phase 3 program for telotristat etiprate in carcinoid syndrome. Lexicon continues to enroll patients in a pivotal Phase 3 clinical trial of telotristat etiprate in carcinoid syndrome.

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LX1033: LX1033 is an inhibitor of tryptophan hydroxylase that acts locally in the gastrointestinal tract to reduce serotonin production without impacting brain serotonin levels. Lexicon completed enrollment of patients in a Phase 2 clinical trial of LX1033 in diarrhea-predominant IBS, with top-line results expected to be released in November 2013.

Financial Results

Revenues: Lexicon’s revenues for the three months ended September 30, 2013 decreased 36 percent to $0.2 million from $0.4 million for the corresponding period in 2012, primarily due to decreases in technology license fees. For the nine months ended September 30, 2013, revenues decreased seven percent to $0.8 million from $0.9 million for the corresponding period in 2012.

Research and Development Expenses: Research and development expenses for the three months ended September 30, 2013 increased 32 percent to $25.4 million from $19.2 million for the corresponding period in 2012. The increase was primarily attributable to increases in external clinical and preclinical research and development costs resulting from the advancement of our clinical pipeline, partially offset by decreases in facility costs. For the nine months ended September 30, 2013, research and development expenses increased 13 percent to $69.4 million from $61.6 million for the corresponding period in 2012.

Increase in Fair Value of Symphony Icon Purchase Liability: In connection with the acquisition of Symphony Icon, Lexicon made an initial estimate of the fair value of the liability for the associated base and contingent payments.

Changes in this liability, based on the development of the programs and the time until such payments are expected to be made, are recorded in Lexicon’s consolidated statements of operations. The increase in fair value of the Symphony Icon purchase liability was $1.3 million and $5.8 million for the three months ended September 30, 2013 and 2012, respectively, and was $3.1 million and $10.1 million for the nine months ended September 30, 2013 and 2012, respectively.

General and Administrative Expenses: General and administrative expenses for the three months ended September 30, 2013 increased seven percent to $4.7 million from $4.4 million for the corresponding period in 2012. The increase was primarily attributable to increases in market research, consulting and personnel costs. For the nine months ended September 30, 2013, general and administrative expenses increased four percent to $13.7 million from $13.1 million for the corresponding period in 2012.

Consolidated Net Loss: Net loss for the three months ended September 30, 2013 was $31.7 million, or $0.06 per share, compared to a net loss of $29.5 million, or $0.06 per share, in the corresponding period in 2012. Net loss for the nine months ended September 30, 2013 was $86.7 million, or $0.17 per share, compared to a net loss of $85.3 million, or $0.18 per share, for the corresponding period in 2012. For the three and nine months ended September 30, 2013, net loss included non-cash, stock-based compensation expense of $1.8 million and $5.7 million, respectively. For the three and nine months ended September 30, 2012, net loss included non-cash, stock-based compensation expense of $1.6 million and $4.9 million, respectively.

Cash and Investments: As of September 30, 2013, Lexicon had $151.2 million in cash and investments, as compared to $175.4 million as of June 30, 2013 and $223.2 million as of December 31, 2012.

Lexicon Conference Call

Lexicon management will hold a conference call to discuss its clinical development progress and financial results for the third quarter of 2013 at 11:00 a.m. Eastern Time on November 12, 2013. The dial-in number for the conference call is 888-645-5785 (within the US/Canada) or 970-300-1531 (international). The conference ID for all callers is 97923296. Investors can access a live webcast of the call at www.lexpharma.com. An archived version of the webcast will be available on the website through December 12, 2013.

About Lexicon

Lexicon is a biopharmaceutical company focused on discovering breakthrough treatments for human disease. Lexicon currently has multiple drug programs in clinical development for diabetes, irritable bowel syndrome, carcinoid syndrome and other indications, all of which were discovered by Lexicon’s research team. Lexicon has used its proprietary gene knockout technology to identify more than 100 promising drug targets. Lexicon has focused drug discovery efforts on these biologically-validated targets to create its extensive pipeline of clinical and preclinical programs. For additional information about Lexicon and its programs, please visit www.lexpharma.com.

Safe Harbor Statement

This press release contains “forward-looking statements”, including statements relating to Lexicon’s clinical development of LX4211, telotristat etiprate (LX1032) and LX1033, including characterizations of the results of and projected timing of clinical trials of such compounds, and the potential therapeutic and commercial potential of LX4211, telotristat etiprate (LX1032) and LX1033. In addition, this press release also contains forward-looking statements relating to Lexicon’s growth and future operating results, discovery and development of products, strategic alliances and intellectual property, as well as other matters that are not historical facts or information. All forward-looking statements are based on management’s current assumptions and expectations and involve risks, uncertainties and other important factors, specifically including those relating to Lexicon’s ability to successfully conduct clinical development of LX4211, telotristat etiprate (LX1032) and LX1033 and preclinical and clinical development of its other potential drug candidates, advance additional candidates into preclinical and clinical development, obtain necessary regulatory approvals, achieve its operational objectives, obtain patent protection for its discoveries and establish strategic alliances, as well as additional factors relating to manufacturing, intellectual property rights, and the therapeutic or commercial value of its drug candidates, that may cause Lexicon’s actual results to be materially different from any future results expressed or implied by such forward-looking statements. Information identifying such important factors is contained under “Risk Factors” in Lexicon’s annual report on Form 10-K for the year ended December 31, 2012, as filed with the Securities and Exchange Commission. Lexicon undertakes no obligation to update or revise any such forward-looking statements, whether as a result of new information, future events or otherwise.

Lexicon Pharmaceuticals, Inc.
Selected Financial Data

Consolidated Statements of Operations Data	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands, except per share data)	2013	2012	2013	2012
	(unaudited)		(unaudited)
Revenues:
Collaborative research	$238	$214	$733	$565
Subscription and license fees	—	158	79	306
Total revenues	238	372	812	871
Operating expenses:
Research and development, including stock-based compensation of $1,027, $923, $3,379 and $2,875, respectively	25,400	19,192	69,419	61,584
Increase in fair value of Symphony Icon, Inc. purchase liability	1,338	5,844	3,079	10,087
General and administrative, including stock-based compensation of $723, $669, $2,349 and $2,030, respectively	4,716	4,396	13,709	13,123
Total operating expenses	31,454	29,432	86,207	84,794
Loss from operations	(31,216)	(29,060)	(85,395)	(83,923)
Interest income	39	44	136	158
Interest expense	(492)	(527)	(1,494)	(1,594)
Other income, net	11	4	41	21
Consolidated net loss.	$(31,658)	$(29,539)	$(86,712)	$(85,338)

Consolidated net loss per common share, basic and diluted	$(0.06)	$(0.06)	$(0.17)	$(0.18)

Shares used in computing net loss attributable to Lexicon Pharmaceuticals, Inc. per common share, basic and diluted	513,419	490,049	512,980	483,693

Consolidated Balance Sheet Data	As of September 30,	As of December 31,
(In thousands)	2013	2012
	(unaudited)
Cash and investments	$151,210	$223,208
Property and equipment, net	41,838	42,634
Goodwill	44,543	44,543
Other intangible assets	53,557	53,557
Total assets	299,458	371,778
Deferred revenue	14,090	14,038
Current and long-term debt	22,284	23,451
Other long-term liabilities.	37,391	32,283
Accumulated deficit	(986,544)	(899,832)
Total stockholders’ equity	185,710	266,678

Contact for Lexicon:

Alex Abuin, Ph.D.
Vice President, Communications and Alliance Management
281/863-3213
aabuin@lexpharma.com